Exhibit 10.58

ASSET PURCHASE AGREEMENT

BETWEEN

PARC 7F-OPERATIONS CORPORATION,

A FLORIDA CORPORATION,

AS SELLER,

AND

CNL INCOME PROPERTIES, INC.,

A MARYLAND CORPORATION,

AS PURCHASER

DATED AS OF JANUARY 10, 2007

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6.6	Exclusivity	26

6.7	WARN	26

6.8	Liquor Licenses	26

6.9	Replacement Guaranty	26

6.10	Six Flags Limited Rent Guaranty	26

6.11	PARC Limited Rent Guaranty	26

6.12	Joinder by Owners	26

6.13	Future Acquired Intellectual Property	26

ARTICLE VII CLOSING CONDITIONS		27

7.1	Purchaser’s Closing Conditions	27

7.2	Seller’s Closing Conditions	28

ARTICLE VIII CLOSING		30

8.1	Closing Date	30

8.2	Closing Escrow	30

8.3	Seller’s Closing Deliveries	30

8.4	Purchaser’s Closing Deliveries	32

8.5	Possession	33

ARTICLE IX PRO-RATIONS AND EXPENSES		33

9.1	Closing Statement	33

9.2	Pro-rations	34

9.3	Cash and Utility Deposits	34

9.4	Employees	34

9.5	Reconciliation and Final Payment	34

9.6	Purchaser Acquisition Costs	34

9.7	Seller’s Transaction Costs	35

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9.8	Purchaser’s Acquisition Costs and Purchaser Paid Seller’s Transaction Costs/Lease Basis	35

ARTICLE X DEFAULT AND REMEDIES		35

10.1	Seller’s Default	35

10.2	Purchaser’s Default	36

10.3	No Punitive or Consequential Damages	36

10.4	Enforcement of Specific Performance	36

ARTICLE XI RISK OF LOSS		36

11.1	Casualty	36

11.2	Condemnation	37

ARTICLE XII SURVIVAL, INDEMNIFICATION AND RELEASE		37

12.1	Survival	37

12.2	Indemnification by Seller	37

12.3	Indemnification by Purchaser	38

12.4	Indemnification Procedure; Notice of Indemnification Claim	38

12.5	Exclusive Remedy for Indemnification Loss; Interpretation	39

12.6	Securities Purchase Agreement	39

ARTICLE XIII MISCELLANEOUS PROVISIONS		40

13.1	Notices	40

13.2	Time is of the Essence	41

13.3	Assignment	42

13.4	Successors and Assigns	42

13.5	Third Party Beneficiaries	42

13.6	Rules of Construction	42

13.7	Severability	43

13.8	Governing Law	43

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13.9	Waiver of Trial by Jury	43

13.10	Prevailing Party	43

13.11	Incorporation of Recitals, Exhibits and Schedules	43

13.12	Liability of Interest-Holders in Purchaser and its Affiliates	44

13.13	Entire Agreement	44

13.14	Amendments, Waivers and Termination of Agreement	44

13.15	Execution of Agreement	44

13.16	Tax Disclosures	44

13.17	Purchaser as Third-Party Beneficiary under Securities Purchase Agreement	44

13.18	Securities Sellers as Third-Party Beneficiary under this Agreement	45

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LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A	Legal Descriptions of the Land

Exhibit B	Form of Pooling Agreement

Exhibit C	Securities Purchase Agreement

Exhibit D	Form of Seller’s Closing Certificate

Exhibit E	Form of Purchaser’s Closing Certificate

Exhibit F	Form of Operating Lease

Exhibit G	Form of Collateral Assignment of Transition Services Agreement

Exhibit H	Forms of Special Warranty Deeds

Exhibit I	Form of Special Warranty Bill of Sale

Exhibit J	Form of Assignment and Assumption of Intangible Assets

Exhibit K	Form of Assignment and Assumption of Contracts

Exhibit L	Form of Assignment and Assumption of Ground Lease

Exhibit M	Form of Assignment and Assumption of Owned Intellectual Property

Exhibit N	Form of Intellectual Property License Agreement (Owned Intellectual Property)

Exhibit O	Form of Assignment and Assumption of Licensed Intellectual Property

Exhibit P	Form of Intellectual Property Sublicense Agreement (Licensed Intellectual Property)

Exhibit Q	Form of Seller Note

Exhibit R	Form of Six Flags Limited Rent Guaranty

Exhibit S	Form of PARC Limited Rent Guaranty

Exhibit T	Form of Collateral Assignment of Seller’s Systems License

List of Schedules

Schedule 2.2.5	Personal Property

Schedule 2.3.2	Third Party Assets

Schedule 3.4	Purchase Price Allocation

Schedule 7.1.5	Other Lease Terms

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of January 10, 2007 (the “Effective Date”), by and between Seller and Purchaser (each a “Party” and together the “Parties”).

RECITALS

[All capitalized terms herein shall, unless otherwise provided, have the meaning given them in Article 1 (Definitions) of this Agreement]

WHEREAS, pursuant to the Securities Purchase Agreement, Seller has agreed to, among other things, acquire from the Securities Sellers, all of the Equity Interests in Owners; and

WHEREAS, Darien Lake Owner owns all of the Darien Lake Assets; and

WHEREAS, Elitch Gardens Owner owns all of the Elitch Gardens Assets; and

WHEREAS, Frontier City Owner owns all of the Frontier City Assets; and

WHEREAS, Splashtown Owner owns all of the Splashtown Assets; and

WHEREAS, White Water Bay Owner owns all of the White Water Bay Assets; and

WHEREAS, Enchanted Village Owner owns all of the Enchanted Village Assets, subject to the Enchanted Village Ground Lease; and

WHEREAS, Waterworld Owner owns all of the Waterworld Assets, subject to the Waterworld Ground Lease; and

WHEREAS, in connection with and immediately upon Seller’s acquisition of the Equity Interests in Owners, (i) Seller desires to sell and assign all of the Assets to Purchaser, and Purchaser desires to purchase all of the Assets from Seller and (ii) Purchaser desires to lease to Operating Tenants and Seller agrees to cause Operating Tenants to lease from Purchaser, the Assets pursuant to and in accordance with the Operating Leases, all further pursuant and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective provisions contained in this Agreement, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms will have the following meanings in this Agreement:

“Action Period” has the meaning set forth in Section 12.1.

“Affiliate” has the meaning set forth in the Securities Purchase Agreement.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Laws” shall have the meaning set forth in the Securities Purchase Agreement.

“Assets” has the meaning set forth in Section 2.2.

“Assignment and Assumption of Licensed Intellectual Property” has the meaning set forth in Section 8.3.7.

“Assignment and Assumption of Owned Intellectual Property” has the meaning set forth in Section 8.3.7.

“Black-Out Period” means the three (3) week period during which Purchaser must fully update its Form S-11, obtain consent to the updated Form S-11 from all applicable Persons and file and clear the updated Form S-11 through the SEC; which Black-Out Period occurs at least every three (3) months pursuant to Purchaser’s undertakings in its public offering on Form S-11 (SEC File No. 333-128622 (i.e., the next Black-Out Period is expected to occur from February 21, 2007 through March 15, 2007).

“Books and Records” has the meaning set forth in Section 2.2.10.

“Business” has the meaning set forth in the Securities Purchase Agreement.

“Business Day” has the meaning set forth in the Securities Purchase Agreement.

“Cash Purchase Price” means TWO HUNDRED NINETY MILLION AND NO/100 DOLLARS ($290,000,000.00).

“Casualty” has the meaning set forth in the Securities Purchase Agreement.

“Claims” has the meaning set forth in the Securities Purchase Agreement.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in the Securities Purchase Agreement.

“Closing Escrow” has the meaning set forth in Section 8.2.

“Closing Statement” has the meaning set forth in Section 9.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” has the meaning set forth in the Securities Purchase Agreement.

“Collateral Assignment of Transition Services Agreement” has the meaning set forth in Section 7.1.10.

“Collateral Assignment of Seller’s Systems License” has the meaning set forth in Section 7.1.11.

“Condemnation” has the meaning set forth in the Securities Purchase Agreement.

“Consumables” means all food, beverages, liquor, beer, wine, consumable supplies and inventories of every kind of nature owned by Seller as of the Closing Date and located at and used in connection with the operation of the Business at the Real Property (as defined herein).

“Contracts” has the meaning set forth in Section 2.2.8.

“Darien Lake Assets” means those Assets relating to the Darien Lake Land and Darien Lake Improvements.

“Darien Lake Improvements” means all buildings, structures and other improvements located on or affixed to the Darien Lake Land and all Fixtures on the Darien Lake Land which constitute real property under Applicable Law.

“Darien Lake Land” means that certain real property located in Darien Center, Genesee County, New York and more particularly described on Exhibit “A-1” attached hereto and by this reference incorporated herein.

“Darien Lake Owner” means Darien Lake Theme Park and Camping Resort, Inc., a New York corporation.

“Darien Lake Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, amusement and water rides and attractions, tools, appliances and vehicles (free of any liens or encumbrances other than any Permitted Closing Date Liens) located at or on, or used in connection with or related to, the Darien Lake Land and/or the Darien Lake Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“DataSite” has the meaning set forth in Section 4.1 hereof.

“Deed(s)” means the special warranty deeds delivered by Seller to Purchaser pursuant to Section 8.3.2.

“Deposit” has the meaning set forth in Section 3.2.1.

“Deposit Interest” has the meaning set forth in Section 3.2.3.

“Effluent Discharge Rights” has the meaning set forth in Section 2.2.14.

“EGH” means Elitch Garden Holdings G.P.

“Elitch Gardens Assets” means those Assets relating to the Elitch Gardens Land and Elitch Gardens Improvements.

“Elitch Gardens Improvements” means all buildings, structures and other improvements located on or affixed to the Elitch Gardens Land and all Fixtures on the Elitch Gardens Land which constitute real property under Applicable Law.

“Elitch Gardens Land” means that certain real property located in the City of Denver, County of Denver, Colorado and more particularly described on Exhibit “A-2” attached hereto and by this reference made a part hereof.

“Elitch Gardens Owner” means Elitch Garden L.P., a Colorado limited partnership.

“Elitch Gardens Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, amusement and water rides and attractions, tools, appliances and vehicles (free of any liens or encumbrances other than any Permitted Closing Date Liens) located at or on, or used in connection with or related to, the Elitch Gardens Land and/or the Elitch Gardens Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Enchanted Village Ground Lease” means that certain Amended and Restated Ground Lease, dated as of December 6, 2000, between EPI Realty Holdings, Inc., as ground lessor, and Enchanted Village Owner, as ground lessee, pursuant to which EPI Realty Holdings, Inc. leases the Enchanted Village Land to Enchanted Village Owner, as evidenced by that certain Memorandum of Lease recorded December 6, 2000 as Recording No. 20001206001615 in the Official Records of King County, Washington.

“Enchanted Village Ground Lease Interests” means all right, title and interest of Enchanted Village Owner and/or its Affiliates in and to the Enchanted Village Ground Lease.

“Enchanted Village Improvements” means all buildings, structures and other improvements located on or affixed to the Enchanted Village Land and all Fixtures on the Enchanted Village Land which constitute real property under Applicable Law.

“Enchanted Village Land” means that certain real property located in King County, Washington and more particularly described on Exhibit “A-3” attached hereto and by this reference made a part hereof.

“Enchanted Village Owner” means Enchanted Parks, Inc., a Washington corporation.

“Enchanted Village Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than Fixtures), equipment, machinery, amusement and water rides and attractions, tools, appliances and vehicles (free of any liens or encumbrances other than any Permitted Closing Date Liens) located at or on, or used in connection with or related to, the Enchanted Village Land and/or the Enchanted Village Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Equity Interests in Owners” shall mean any and all equity interest in Owners.

“Escrow Agent” means the Talon Group, Orlando Commercial Services Division, a division of the Title Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore, Esq.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Facility Mortgage” has the meaning set forth in the Leases.

“FCP” means Frontier City Properties, Inc.

“Fiscal Year” has the meaning set forth in the Leases.

“Fixtures” means all fixtures attached to and forming a part of the Real Property, other than those which constitute Improvements.

“Frontier City Assets” means those Assets relating to the Frontier City Land and Frontier City Improvements.

“Frontier City Improvements” means all buildings, structures and other improvements located on or affixed to the Frontier City Land and all Fixtures on the Frontier City Land which constitute real property under Applicable Law.

“Frontier City Land” means that certain real property located in Oklahoma City, Oklahoma County, Oklahoma and more particularly described on Exhibit “A-4” attached hereto and by this reference made a part hereof.

“Frontier City Owner” means Frontier City Limited Partnership, an Oklahoma limited partnership.

“Frontier City Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, amusement and water rides and attractions, appliances and vehicles (free of any liens or encumbrances other than any Permitted Closing Date Liens) located at or on, or used in connection with or related to, the Frontier City Land and/or the Frontier City Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Funtime” means Funtime, Inc.

“Future Acquired Intellectual Property” has the meaning set forth in Section 6.13.

“Governmental Authority” has the meaning set forth in the Securities Purchase Agreement.

“Ground Lease(s)” means, individually or collectively as the context requires, the Enchanted Village Ground Lease and the Waterworld Ground Lease.

“Ground Lease Interests” means, collectively, all right, title and interest of Enchanted Village Owner, Waterworld Owner and their Affiliates in and to the Enchanted Village Ground Lease and the Waterworld Ground Lease, as applicable.

“HSR Act” has the meaning set forth in the Securities Purchase Agreement.

“Improvements” means, individually or collectively as the context requires, the Darien Lake Improvements, the Elitch Gardens Improvements, the Frontier City Improvements, the Splashtown Improvements, the White Water Bay Improvements, the Enchanted Village Improvements and the Waterworld Improvements.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 12.4.1.

“Indemnitor” has the meaning set forth in Section 12.4.1.

“Intellectual Property” has the meaning set forth in the Securities Purchase Agreement.

“Intellectual Property License Agreement” has the meaning given in Section 8.3.7.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Real Property, the Assets or the Business.

“Intangible Assets” has the meaning set forth in Section 2.2.7.

“Knowledge” means (a) with respect to Seller, the actual knowledge of the following persons: the Chief Executive Officer and Chief Financial Officer of Seller and (b) with respect to Purchaser, the actual knowledge of the following persons: the Chief Executive Officer and Chief Financial Officer of Purchaser, in each case, on the date of the applicable representation.

“Land” means, individually or collectively as the context requires, the Darien Lake Land, the Elitch Gardens Land, the Frontier City Land, the Splashtown Land, the White Water Bay Land, the Enchanted Village Land and the Waterworld Land.

“Leases” means the Operating Leases and the Personal Property Leases.

“Liabilit(ies)” has the meaning set forth in the Securities Purchase Agreement.

“Licensed Intellectual Property” means the Target Entity Exclusive Intellectual Property and Target Entity Non-Exclusive Intellectual Property that is licensed to Seller by Securities Sellers or Affiliates of Securities Sellers under the Securities Purchase Agreement, but specifically excluding any information technology licensed to Seller pursuant to the Seller’s Systems License.

“Licensed Intellectual Property Sublicense Agreement” has the meaning set forth in Section 8.3.7.

“Licenses and Permits” has the meaning set forth in Section 2.2.9.

“Liens to be Released” has the meaning set forth in the Securities Purchase Agreement.

“Liquor Licenses” has the meaning set forth in Section 6.8.

“Material Adverse Effect” has the meaning set forth in the Securities Purchase Agreement.

“Notice” has the meaning set forth in Section 13.1.1.

“Objection Letter” has the meaning set forth in the Securities Purchase Agreement.

“Operating Lease(s)” means, individually or collectively as the context requires, (i) with respect to the Darien Lake Assets, the Elitch Gardens Assets, the Frontier City Assets, the Splashtown Assets and the White Water Bay Assets, those certain Lease Agreements to be entered into at Closing between Operating Landlords, as landlord and Operating Tenant, as tenant, pursuant to which Operating Tenant shall lease the Real Property and certain Personal Property related to the Darien Lake Assets, the Elitch Gardens Assets, the Frontier City Assets, the Splashtown Assets and the White Water Bay Assets, as applicable, and (ii) with respect to the Enchanted Village Assets and the Waterworld Assets, those certain Sublease Agreements to be entered into at Closing between Operating Landlords, as sub-landlord, and Operating Tenant, as sub-tenant, pursuant to which Operating Tenant shall sublease the Real Property and certain Personal Property related to the Enchanted Village Assets and the Waterworld Assets, subject to the Enchanted Village Ground Lease and the Waterworld Ground Lease, as applicable.

“Operating Landlords” means (i) CNL Income Elitch Gardens, LLC, with respect to the Elitch Gardens Assets; (ii) CNL Income Darien Lake, LLC, with respect to the Darien Lake Assets; (iii) CNL Income Frontier City, LLC, with respect to the Frontier City Assets; (iv) CNL Income Splashtown, LLC, with respect to the Splashtown Assets; (v) CNL Income Enchanted Village, LLC, with respect to the Enchanted Village Assets; (vi) CNL Income Waterworld, LLC, with respect to the Waterworld Assets; and (vii) CNL Income White Water Bay, LLC, with respect to the White Water Bay Assets.

“Operating Tenant” means PARC 7F or an Affiliate(s) of PARC 7-F which are formed by PARC 7-F prior to Closing for the sole purpose of being the operating tenant(s) under the Operating Leases.

“Operating Tenant’s Documents” has the meaning given in Section 5.1.2(b).

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s and Owners’ past customs and practices for the Business, taking into account the facts and circumstances in existence from time to time.

“Owned Information Technology” means the information technology system and software owned by Seller or an Affiliate of Seller for operation of the Business of the Assets, including all information technology assets set forth in Section 3.1(p)(vii) of the Seller’s Disclosure Schedules to the Securities Purchase Agreement.

“Owned Intellectual Property” means the Target Entity Exclusive Intellectual Property which is owned by Seller as of the Closing, but specifically excluding the Owned Information Technology.

“Owned Intellectual Property License Agreement” has the meaning set forth in Section 8.3.7.

“Owner(s)” means individually and collectively, as the context may apply, Darien Lake Owner, Elitch Gardens Owner, Enchanted Village Owner, Frontier City Owner, Splashtown Owner, Waterworld Owner and White Water Bay Owner.

“Owners Joinders and Consents” has the meaning set forth in Section 6.12.

“PARC 7F” means PARC 7F-Operations Corporation, a Florida corporation.

“PARC Guarantors” means PARC Operations, LLC, a Florida limited liability company, PARC Investors, LLC, a Florida limited liability company, and PARC Management, LLC, a Florida limited liability company, jointly and severally.

“PARC Limited Rent Guaranty” has the meaning set forth in Section 6.11.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Closing Date Liens” has the meaning set forth in the Securities Purchase Agreement.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means, individually or collectively as the context requires, the Darien Lake Personal Property, Elitch Gardens Personal Property, the Frontier City Personal Property, the Splashtown Personal Property, the White Water Bay Personal Property, the Enchanted Village Personal Property and the Waterworld Personal Property. The Personal Property includes, without limitation, the items of Personal Property listed on Schedule 2.2.5 attached hereto and all Owned Information Technology.

“Personal Property Lease(s)” means, individually or collectively as the context requires, Personal Property Lease Agreements to be entered into at Closing between Purchaser (or an Affiliate thereof), as landlord, and Operating Tenant, as tenant, pursuant to which Operating Tenant shall lease certain Personal Property related to the Darien Lake Assets, the Elitch Gardens Assets, the Enchanted Village Assets, the Frontier City Assets, the Splashtown Assets, the Waterworld Assets and the White Water Bay Assets, as applicable.

“Plans and Specifications” has the meaning set forth in Section 2.2.11.

“Pooling Agreement” means that certain Pooling Agreement to be entered into at Closing between the landlords and tenants under the Operating Leases in substantially the form attached hereto as Exhibit B, pursuant to which certain rights, obligations and provisions regarding the Reserves (as defined in the Operating Leases) shall be treated on a pooled basis.

“Pro-rations” has the meaning set forth in Section 9.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” means CNL Income Properties, Inc., a Maryland corporation, and its successors and permitted assignees.

“Purchaser Acquisition Costs” has the meaning set forth in Section 9.6.

“Purchaser Default Notice” has the meaning given in Section 3.2.3.

“Purchaser Paid Seller’s Transaction Costs” has the meaning set forth in Section 9.7.

“Purchaser’s Closing Conditions” has the meaning set forth in Section 7.1.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4.

“Purchaser’s Default” has the meaning set forth in Section 10.2.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducts any Inspections for or on behalf of Purchaser or any Affiliate thereof.

“Real Property” means the (i) the Darien Lake Land, the Elitch Gardens Land, the Frontier City Land, the Splashtown Land and the White Water Bay Land, (ii) the Enchanted Village Ground Lease Interests and the Waterworld Ground Lease Interests, and (iii) the Improvements.

“Real Property Guarantees” has the meaning set forth in the Securities Purchase Agreement.

“Replacement Guaranty” has the meaning set forth in Section 6.9 hereof.

“Required Third-Party Consents” has the meaning set forth in Securities Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Effective Date, by and among Seller, as “Buyer”, and the Securities Sellers, as “Sellers”, a copy of which is attached hereto as Exhibit C.

“Securities Sellers” means SFTP, Funtime, EGH, FCP, SF GP and SF Inc.

“Seller” shall mean (i) PARC 7F, for the period of time from and after the Effective Date through the consummation of the closing of the transactions contemplated by the Securities Purchase Agreement and (ii) Owners, for the period of time from and after the consummation of the closing of the transactions contemplated by the Securities Purchase Agreement.

“Seller Note” has the meaning set forth in Section 3.3.3.

“Seller Note Indebtedness” means TWENTY TWO MILLION AND NO/100 DOLLARS ($22,000,000.00).

“Seller’s Closing Conditions” has the meaning set forth in Section 7.2.

“Seller’s Closing Deliveries” has the meaning set forth in Section 8.3.

“Seller’s Default” has the meaning set forth in Section 10.1.

“Seller’s Documents” has the meaning set forth in Section 5.1.2(a).

“Seller’s Due Diligence Materials” means all documents, reports, photos and materials provided by Seller to Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses thereof.

“Seller’s Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Systems License” has the meaning given in Section 5.20(b) of the Securities Purchase Agreement.

“Seller’s Transaction Costs” has the meaning set forth in Section 9.7.

“SFTP” means Six Flags Theme Parks Inc.

“SF GP” means SF Splashtown GP Inc.

“SF Inc.” means SF Splashtown Inc.

“Six Flags Guarantor” means Six Flags, Inc.

“Six Flags Limited Rent Guaranty” has the meaning set forth in Section 6.10.

“Splashtown Assets” means those Assets relating to the Splashtown Land and Splashtown Improvements.

“Splashtown Improvements” means all buildings, structures and other improvements located on or affixed to the Splashtown Land and all Fixtures on Splashtown Land which constitute real property under Applicable Law.

“Splashtown Land” means that certain real property located in the City of Houston, County of Harris, Texas and more particularly described on Exhibit “A-5” attached hereto and by this reference made a part hereof.

“Splashtown Owner” means Six Flags Splashtown, L.P., a Delaware limited partnership.

“Splashtown Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, amusement and water rides and attractions, tools, appliances and vehicles (free of any liens or encumbrances other than any Permitted Closing Date Liens) located at or on, or used in connection with or related to, the Splashtown Land and/or the Splashtown Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Survey” has the meaning set forth in the Securities Purchase Agreement.

“Survival Period” has the meaning set forth in Section 12.1.

“Target Entity Exclusive Intellectual Property” has the meaning set forth in the Securities Purchase Agreement.

“Target Entity Non-Exclusive Intellectual Property” has the meaning set forth in the Securities Purchase Agreement.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, excise, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Assets or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Termination Date” has the meaning set forth in the Securities Purchase Agreement.

“Third-Party Assets” has the meaning set forth in Section 2.3.2.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Title Commitment(s)” has the meaning set forth in the Securities Purchase Agreement.

“Title Company” means First American Title Insurance Company.

“Title Objection(s)” has the meaning set forth in the Securities Purchase Agreement.

“Title Policy(ies)” has the meaning set forth in the Securities Purchase Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into at Closing between Seller and Six Flags, Inc., Six Flags Operations, Inc. and Six Flags Theme Parks, Inc.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.2.12.

“Water Rights” has the meaning set forth in Section 2.2.13.

“Water World Assets” means those Assets relating to the Waterworld Land and Waterworld Improvements.

“Waterworld Ground Lease” means that certain Ground Lease, dated September 28, 1994, between The City of Concord, as ground lessor, and Concord Entertainment Company, as original ground lessee (as evidenced by that certain Memorandum of Ground Lease dated September 28, 1994 and recorded as Series No. 96-31500 on February 22, 1996 in the Public Records of Contra Costa County, California); as amended by that certain First Amendment to Ground Lease dated January 31, 1996; as further amended by that certain Settlement Agreement and Release dated March 29, 1996; and as further amended by that certain Agreement dated May 17, 1996; as assigned by Concord Entertainment Company to Waterworld Concord Partnership pursuant to that certain Assignment and Assumption Agreement, dated November 19, 1996, between Concord Entertainment Company, as assignor, and Waterworld Concord Partnership, as assignee (recorded as Series No. 96-218396 on November 20, 1996 in the Public Records of Contra Costa County, California); as further assigned by Waterworld Concord Partnership to Premier Parks Inc. pursuant to that certain Assignment and Assumption Agreement, dated November 19, 1996, between Waterworld Concord Partnership, as assignor, and Premier Parks Inc., as assignee (recorded as Series No. 96-218397 on November 20, 1996 in the Public Records of Contra Costa County, California); and as further assigned by Premier Parks Inc. to Waterworld Owner pursuant to that certain Assignment and Assumption Agreement, dated May 15, 1997, between Premier Parks Inc., as assignor, and Waterworld Owner, as assignee (recorded as Series No. 97-0130785-00 on July 25, 1997 in the Public Records of Contra Costa County, California).

“Waterworld Ground Lease Interests” shall mean all right, title and interest of Waterworld Owner and/or its Affiliates in and to the Waterworld Ground Lease.

“Waterworld Improvements” means all buildings, structures and other improvements located on or affixed to the Waterworld Land and all Fixtures on the Waterworld Land which constitute real property under Applicable Law.

“Waterworld Land” means that certain real property located in the City of Concord, County of Contra Costa, California and more particularly described on Exhibit “A-6” attached hereto and by this reference made a part hereof.

“Waterworld Owner” means Premier Waterworld Concord, Inc., a California corporation.

“Waterworld Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than Fixtures), equipment, machinery, amusement and water rides and attractions, tools, appliances and vehicles (free of any liens or encumbrances other than any Permitted Closing Date Liens) located at or on, or used in connection with or related to, the Waterworld Land and/or the Waterworld Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“White Water Bay Assets” means those Assets relating to the White Water Bay Land and White Water Bay Improvements.

“White Water Bay Improvements” means all buildings, structures and other improvements located on or affixed to the White Water Bay Land and all Fixtures on the White Water Bay Land which constitute real property under Applicable Law.

“White Water Bay Land” means that certain real property located in Oklahoma City, Oklahoma County, Oklahoma and more particularly described on Exhibit “A-7” attached hereto and by this reference made a part hereof.

“White Water Bay Owner” means Tierco Water Park, Inc., an Oklahoma corporation.

“White Water Bay Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than Fixtures), equipment, machinery, amusement and water rides and attractions, tools, appliances and vehicles (free of any liens or encumbrances other than any Permitted Closing Date Liens) located at or on, or used in connection with or related to, the White Water Bay Land and/or the White Water Bay Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

ARTICLE II

PURCHASE AND SALE,

ASSETS AND LIABILITIES

2.1 Purchase and Sale. Subject to the terms, provisions and conditions set forth herein:

2.1.1 Seller agrees to sell the Assets to Purchaser.

2.1.2 Purchaser agrees to buy the Assets from Seller.

2.2 Description of the Assets. In this Agreement, the “Assets” means substantially all of the assets of Owners, including, without limitation, the following, but expressly excluding the Excluded Assets:

2.2.1 Land. All of Owners’ right, title and interest in the Land.

2.2.2 Leasehold. The Ground Lease Interests.

2.2.3 Improvements. All Improvements.

2.2.4 Fixtures. All Fixtures.

2.2.5 Personal Property. All Personal Property.

2.2.6 Consumables. All Consumables.

2.2.7 Intangible Assets. Any and all intangible assets used or owned by Seller in connection with the operation of the Business, including, without limitation, the Licenses and Permits, Books and Records, Plans and Specifications, Warranties, Water Rights and Effluent Discharge Rights (collectively referred to as the “Intangible Assets”).

2.2.8 Contracts. All of Seller’s right, title and interest in and to any maintenance, service and supply contracts, equipment leases, space leases and all other similar agreements affecting the Assets and/or the operation of the Business, to the extent that same are transferable, but in all cases specifically excluding Seller Liabilities, together with all deposits made or held by the Seller thereunder, all to the extent that such deposits are transferable (collectively, the “Contracts”).

2.2.9 Licenses and Permits. All of Seller’s right, title and interest in and to any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by Seller with respect to the Real Property, to the extent that same are transferable, including, without limitation, those necessary for the use, operation, or occupancy of the Real Property or the Business operated thereon, but specifically excluding the Liquor Licenses and Seller Liabilities, together with any deposits made by a Seller thereunder (collectively, the “Licenses and Permits”).

2.2.10 Books and Records. All of Seller’s books and records which relate to the Real Property or the Business, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product (collectively, the “Books and Records”).

2.2.11 Plans and Specifications. Any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items within the possession or control of Seller and/or any of Affiliate of Seller which specifically relate to the Real Property, to the extent that same are transferable (collectively, the “Plans and Specifications”).

2.2.12 Warranties. All of Seller’s right, title and interest in and to all warranties and guaranties held by Seller with respect to any Improvements, to the extent that same are transferable (collectively, the “Warranties”).

2.2.13 Water Rights. All right, title and interest of Seller in all water or riparian rights associated with or related to the Real Property which are necessary or required for the use or operation of the Business, if any, including, without limitation, all documents, agreements and permits relating to access to and the use of any navigable waters (collectively, the “Water Rights”).

2.2.14 Effluent Discharge Rights. All right, title and interest of Seller in all rights to discharge effluent to a water of a state or the United States in connection with the operation of the Business, if any (collectively, the “Effluent Discharge Rights”).

2.2.15 Intellectual Property. The Owned Intellectual Property.

2.3 Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests are excluded from the Assets (collectively, the “Excluded Assets”):

2.3.1 Cash. Except for deposits expressly included in Section 2.2, all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Business, including without limitation, the cash received from the Interim Season Pass/Sponsorship Amount adjustment and the Interim Advertising Amount adjustment to the Purchase Price under the Securities Purchase Agreement and referred to in Section 2.3(b) of the Securities Purchase Agreement.

2.3.2 Third-Party Assets. Those removable Fixtures, Personal Property or Intellectual Property, as shown on Schedule 2.3.2 attached hereto, owned by (i) the supplier, vendor, licensor or other party under any Contracts, Licenses and Permits, or Plans and Specifications, (ii) the tenant under any space leases at the Real Property, or (iii) any employees or any guests or customers of the Business (collectively, the “Third-Party Assets”).

2.3.3 Accounts Receivable. Seller’s accounts receivable and rents receivable.

2.3.4 Excluded Assets under Securities Purchase Agreement. All Excluded Assets under the Securities Purchase Agreement.

2.4 Assets to be Transferred to Operating Tenant. Notwithstanding anything herein to the contrary, Purchaser shall have the right and Seller shall have the obligation to assign and transfer some or all of the Contracts and Licenses and Permits to the Operating Tenant; it being the intent of the Parties that all Contracts, all Licenses and Permits and all Liquor Licenses utilized or necessary in connection with the operation of the Business be assigned and transferred to the Operating Tenant while all Contracts and Licenses and Permits which run with the land are to be assigned and transferred to Purchaser.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price.

3.1.1 Purchase Price. The purchase price to be paid for the Assets (the “Purchase Price”) is THREE HUNDRED TWELVE MILLION AND NO/100 DOLLARS ($312,000,000.00) (the “Purchase Price”), which amount shall be adjusted at Closing as provided in Section 3.1.2, Article IX and Article XI of this Agreement.

3.1.2 Purchase Price Adjustment. The Purchase Price to be paid at Closing shall be (a) increased by a sum equal to the (i) excess, if any, of the Estimated Interim Capital Expenditures Amount (as defined in Section 2.3(a) of the Securities Purchase Agreement) over $650,000, plus (ii) the Estimated Deposit Amount (as defined in Section 2.3(a) of the Securities Purchase Agreement) (but specifically excluding therefrom the estimated amount of prepaid expenses of Securities Sellers), and (b) decreased by a sum equal to the excess, if any, of $650,000 over the Estimated Interim Capital Expenditures Amount; provided, however, that the excess amount, if any, of the Estimated Interim Capital Expenditures Amount over $650,000 shall not exceed $5,000,000. An adjustment to the foregoing amount shall be made at the time and in the manner set forth in Section 2.3(b) of the Securities Purchase Agreement and shall be further subject to the terms of Section 2.3(c) and 2.3(d) of the Securities Purchase Agreement. Any payment as a result of the foregoing adjustment, whether to Purchaser or to Seller, shall be made by wire transfer of immediately available funds at the same time that Seller makes or receives payment of the Final Adjustment Amount pursuant to, and as defined in, Section 2.3(e) of the Securities Purchase Agreement.

3.2 Deposit.

3.2.1 Deposit. Simultaneously with the execution and delivery of this Agreement by the Parties, Purchaser shall deliver into escrow the amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) (the “Deposit”). The Deposit shall be delivered to the Escrow Agent to be held in escrow in accordance with the terms of this Agreement and each of the Parties will execute and deliver any document or instrument or do any act or thing reasonably required by the Escrow Agent in connection therewith. Any additions to the Deposit or interest earned on the Deposit shall be included in the definition of “Deposit” for purposes of this Agreement. All interest earned in said account of the Escrow Agent shall be reported by the Escrow Agent to the Internal Revenue Service as income to Purchaser (and Purchaser agrees to execute a W-9 form and any other federal tax documents necessary in connection therewith). The Escrow Agent shall not be liable for any loss occurring which arises from the fact that the amount of the Deposit may cause the aggregate amount of any depositor’s accounts contemplated under this Agreement to exceed $100,000.00 and that the excess amount is not insured by the Federal Deposit Insurance Corporation.

3.2.2 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an insured, interest-bearing account pursuant to the terms and conditions of this Agreement and any escrow agreement entered into in connection with the Deposit with the Escrow Agent, with such changes thereto as may be agreed to by Seller and Purchaser, each acting reasonably. The Deposit shall be fully refunded to Purchaser if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement, but otherwise shall be non-refundable to Purchaser.

3.2.3 Disbursement of Deposit to Seller/Securities Sellers. At Closing, Purchaser and Seller agree to cause the Escrow Agent to disburse $15,000,000 from the Deposit to Operating Landlords in accordance with Section 3.3.4, with the remainder of the Deposit (the “Deposit Interest”) to be paid to Securities Sellers as provided in Section 3.3.4, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit. In the event of a Purchaser’s Default, Securities Sellers shall have the right to provide Escrow Agent (with a copy to Seller and Purchaser) with written notice of such Purchaser’s Default (a “Purchaser Default Notice”) and, so long as Escrow Agent has not received written notice from Purchaser within two (2) Business Days following receipt by Purchaser of the Purchaser’s Default Notice disputing such Purchaser’s Default, Escrow Agent agrees to disburse the Deposit to Securities Sellers pursuant to Section 10.2.

3.2.4 Refund of Deposit to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Deposit under an express provision of this Agreement, then the Escrow Agent shall disburse the Deposit to Purchaser no later than two (2) Business Days after termination.

3.2.5 Dispute over Deposit. If the Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid, or if a dispute shall develop between Seller, Securities Sellers and Purchaser concerning to whom the Deposit should be paid and delivered, then and in any such event, the Escrow Agent shall pay and deliver such in accordance with the joint written instructions of Seller, Securities Sellers and Purchaser. In the event that such written instructions shall not be received by the Escrow Agent within ten (10) days after the Escrow Agent has served a written request for instructions upon Seller, Securities Sellers and Purchaser, then the Escrow Agent shall have the right to pay and deliver the Deposit into an appropriate court of proper jurisdiction in the State of Florida, and interplead Seller, Securities Sellers and Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any obligations in connection with this Agreement.

3.2.6 Costs of Escrow Agent. If costs or expenses are incurred by the Escrow Agent in its capacity as holder of the Deposit in escrow because of litigation or a dispute between Seller, Securities Sellers and Purchaser arising out of the holding of the Deposit in escrow, Seller, Securities Sellers and Purchaser shall each pay the Escrow Agent one-third of such reasonable costs and expenses not to exceed a total of $2,000.00 in the aggregate. Except for such costs or expenses, no fee or charge shall be due and payable to the Escrow Agent for its services as escrow holder only.

3.2.7 Joinder by Escrow Agent. By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and Purchaser hereunder.

3.2.8 Limited Liability of Escrow Agent. The Parties hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for its negligence or willful misconduct; that the Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own legal counsel and shall be fully protected in any action taken by it in good faith in accordance with the good faith opinion of its legal counsel.

3.3 Payment of Purchase Price.

3.3.1 Payment at Closing. At the Closing, Purchaser shall pay to Seller by wire transfer an amount equal to the Cash Purchase Price (as adjusted as provided in Section 3.1.1), less the Deposit. Purchaser shall cause the wire transfer of funds to be delivered to Escrow Agent no later than 2:00 p.m. (Eastern Time) on the Closing Date.

3.3.2 Method of Payment. All amounts to be paid by Purchaser to Seller or Escrow Agent pursuant to this Agreement (other than the Seller Note Indebtedness) shall be paid by wire transfer of immediately available U.S. federal funds and, except as otherwise required by Applicable Law, shall not be subject to any withholding taxes.

3.3.3 Seller Note. At Closing, Purchaser shall cause Operating Landlords to execute and deliver to Seller a Promissory Note in the original principal sum equal to the Seller Note Indebtedness (the “Seller Note”), the form of which is attached hereto as Exhibit Q; it being expressly understood and agreed that the Seller Note shall be unsecured.

3.3.4 Application of Purchase Price. Notwithstanding anything in this Agreement to the contrary, Seller and Purchaser agree that the Cash Purchase Price (as adjusted as provided in Section 3.1.1) less $15,000,000, shall be paid to Securities Sellers, on behalf of Seller, in connection with the closing of the acquisition of the Equity Interests in Owners and shall be applied against the purchase price due Securities Sellers thereunder. Furthermore, Seller and Purchaser agree that the $15,000,000 from the Deposit shall be applied against the Purchase Price but shall be paid at Closing to Operating Landlords to be used and applied towards the Security Deposits (as defined in the Leases) under the Leases.

3.4 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Assets as set forth in Schedule 3.4 attached hereto for federal, state and local tax purposes. The Parties acknowledge and agree that the allocation set forth in Schedule 3.4 represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of the Assets. The Parties shall file all federal, state and local tax returns and related tax documents consistent with the allocation set forth in Schedule 3.4, as the same may be adjusted pursuant to Article IX or any other provision in this Agreement. The Parties further agree that the Purchase Price shall be further allocated among the Assets in accordance with an allocation schedule to be agreed upon by the Parties and the Securities Sellers no later than two (2) Business Days prior to the Closing; with any such further allocations being reasonably acceptable to the Parties and Securities Sellers. The Parties and Securities Sellers agree to use such allocation for all purposes for which an allocation of the Purchase Price among the Assets is relevant and, in particular, agree to use such allocation in all Tax filings.

ARTICLE IV

INSPECTION AND TITLE, SURVEY

4.1 Right to Inspect. Purchaser and Seller acknowledge that pursuant to Section 4.2 of the Securities Purchase Agreement, Purchaser’s Inspectors have been provided with access to the Real Property and other Assets for purposes of conducting such Inspections as Purchaser may deem appropriate. Purchaser acknowledges that the rights of Purchaser and Purchaser’s Inspectors with respect to inspections and investigations of the Real Property and other Assets shall be governed by Section 4.2 of the Securities Purchase Agreement. In the event Purchaser desires to conduct any inspections or investigations relating to the Real Property and/or other Assets not expressly provided for in the Securities Purchase Agreement, Seller agrees in good faith to attempt to obtain Securities Sellers’ approval and consent to the same. Purchaser and Seller acknowledge that certain due diligence documentation and information relating to the Assets have been made available to Purchaser for review and copy at the electronic data room maintained on Merrill Corporation’s DataSite in connection with the transaction contemplated by the Securities Purchase Agreement (the “DataSite”). Seller agrees it will use good faith efforts to cause Securities Sellers to provide Purchaser with continued access to the DataSite and to cause Securities Sellers to provide Purchaser with all other information and documentation related to the Assets or the Business that Purchaser may reasonably request which are not available in the DataSite.

4.2 Matters Relating to Title and Survey.

4.2.1 Title Insurance Commitments and Surveys. Pursuant to Section 4.5 of the Securities Purchase Agreement, Securities Sellers are to provide Seller and Purchaser with a Title Commitment and Survey with respect to each Real Property. Seller and Purchaser jointly shall provide Securities Sellers (to the extent and in the manner that Seller has the right under the Securities Purchase Agreement) with any Objection Letter or other notice of Title Objections contemplated or allowed under the Securities Purchase Agreement which Purchaser or Seller deems necessary or appropriate as a result of Purchaser’s review of the Title Commitments and Surveys. In the event that Securities Sellers are unable or unwilling to effect a cure, removal or release of any Title Objection to the extent required by the Securities Purchase Agreement at or prior to the Closing Date (or such longer period as may be provided under the Securities Purchase Agreement), Purchaser shall have the right (to the extent and in the manner that Seller has the right under the Securities Purchase Agreement) to: (i) accept the Real Property, with no adjustment or abatement of the Purchase Price; or (ii) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4 hereof, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Seller hereby makes the representations and warranties in this Section 5.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely, and as of Closing shall provide a certificate in the form of Exhibit D attached hereto reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.1.1 Organization and Power. Seller is, and Operating Tenant shall be as of the Closing Date, duly incorporated or formed (as the case may be), validly existing and in good standing in the jurisdiction of their respective incorporation or formation. As of the Closing Date, Operating Tenant shall be qualified to do business in the jurisdictions in which the Assets are located, as applicable. Seller has, and as of the Closing Date Operating Tenant shall have, all requisite power and authority to own, lease and operate its properties and to carry on its business, as now conducted.

5.1.2 Authority and Binding Obligation.

(a) Seller has all requisite power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement (collectively, the “Seller’s Documents”), and to perform its obligations under this Agreement and the Seller’s Documents and to consummate the transactions contemplated under this Agreement and the Seller’s Documents. The execution, delivery and performance of this Agreement and each of the Seller’s Documents by Seller and the consummation by Seller of the transactions contemplated under this Agreement or the Seller’s Documents have been duly authorized by Seller. No other proceedings on the part of Seller are necessary to authorize this Agreement and the other Seller’s Documents to which Seller is a party, to perform Seller’s obligations under this Agreement and the Seller’s Documents or for it to consummate the transactions contemplated under this Agreement and the Seller’s Documents. This Agreement and each of the other Seller’s Documents to which Seller is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by Seller and, assuming that this Agreement and the other Seller’s Documents to which Seller is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms and conditions, except that enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) Operating Tenant has the power and authority to execute and deliver the Leases, the Pooling Agreement and all other documents to be executed and delivered by Operating Tenant pursuant to this Agreement (the “Operating Tenant’s Documents”) and to perform its obligations thereunder and to consummate the transactions contemplated therein. The execution, delivery and performance of the Leases, Pooling Agreement and Operating Tenant’s Documents

by Operating Tenant and the consummation by Operating Tenant of the transactions contemplated therein have been duly authorized by Operating Tenant. No other proceedings on the part of Operating Tenant are necessary to authorize the Leases, the Pooling Agreement and the Operating Tenant’s Documents or to perform Operating Tenant’s obligations thereunder or for it to consummate the transactions contemplated therein. The Leases, Pooling Agreement and Operating Tenant’s Documents have been, or upon execution and delivery thereof will be, duly and validly executed and delivered by Operating Tenant and, assuming that the Leases, Pooling Agreement and Operating Tenant’s Documents to which Operating Tenant is a party constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding agreement of Operating Tenant, enforceable against Operating Tenant in accordance with their respective terms and conditions, except that enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); it being expressly understood and agreed that the representation and warranty set forth in this Section 5.1.2(b) is made with the understanding and assumption that the Operating Tenant shall be PARC 7-F. In the event that the Operating Tenant shall be an Affiliate(s) of PARC 7-F, as permitted under this Agreement, a condition to the same shall be that such Affiliate(s) provide Purchaser with a certificate upon which Purchaser may rely confirming the representations and warranties in this Section 5.1.2(b) are true and correct as to such Affiliate(s).

5.1.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by Seller of this Agreement and the other Seller’s Documents to which it is a party do not, and the consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the Articles of Incorporation and/or Bylaws of Seller; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Seller is a party or by which Seller or any material portion of its assets is bound; or (iii) except for filings under the HSR Act, if applicable, and subject to obtaining the consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Seller or by which it or any material portion of its assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of Seller to perform its obligations under this Agreement and the other Seller’s Documents to which it is a party. No Consent of any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery and performance by Seller of this Agreement and the other Seller’s Documents to which it is a party or the consummation of the transactions contemplated herein and therein, except for such consents, the failure of which to obtain would not interfere with the ability of Seller to perform its obligations under this Agreement and the other Seller’s Documents to which it will be a party, and except for filings under the HSR Act, if applicable.

5.1.4 Patriot Act. Seller shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons,” or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, as a result of the transactions contemplated in this Agreement.

5.1.5 Litigation. There are no Claims pending or, to Seller’ Knowledge threatened against Seller relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Seller to perform its obligations and agreements under this Agreement, the other Seller’s Documents, and, to the extent applicable, the Leases, Pooling Agreement and Operating Tenant’s Documents.

5.1.6 Finders and Investment Brokers. Except for V3 Capital Strategies, LLC (whose fees shall be paid by Seller), neither Seller nor any of its officers or agents has any Liability to pay any fees or commissions to any Person with respect to the transactions contemplated by this Agreement. Purchaser shall not have, and Seller shall indemnify and hold harmless the Purchaser’s Indemnitees from, any Liability to V3 Capital Strategies, LLC for such fees or commissions.

5.1.7 Operating Tenant as Affiliate. Each Operating Tenant is an Affiliate of Seller.

5.2 Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transactions described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 5.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely, and as of Closing shall provide a certificate in the form of Exhibit E attached hereto reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.2.1 Organization and Power. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. Purchaser has all requisite power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (collectively, the “Purchaser’s Documents”), and to perform its obligations under this Agreement and the Purchaser’s Documents and to consummate the transactions contemplated by this Agreement and the Purchaser’s Documents. The execution, delivery and performance of this Agreement and each of the Purchaser’s Documents by Purchaser and the consummation by Purchaser of the transactions contemplated herein or therein have been duly authorized by Purchaser. No other proceedings on the part of Purchaser are necessary to authorize this Agreement and the other Purchaser’s Documents to which Purchaser is a party, to perform Purchaser’s obligations under this Agreement and the Purchaser’s Documents or for it to consummate the transactions contemplated herein and therein. This Agreement and each of the other Purchaser’s Documents to which Purchaser is or will be a party have been, or upon execution and delivery thereof will be, duly and validly executed and delivered by Purchaser and, assuming that this Agreement and the other Purchaser’s Documents to which Purchaser is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms and conditions, except that enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.2.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Purchaser’s Documents to which it is a party do not, and the consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the articles of incorporation of Purchaser; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Purchaser is a party or by which Purchaser or any material portion of its assets is bound; or (iii) except for filings under the HSR Act, if applicable, and subject to obtaining the consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Purchaser or by which it or any material portion of its assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of Purchaser to perform its obligations under this Agreement and the other Purchaser’s Documents to which it is a party. No Consent of any Governmental Authority is required by or with respect to Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the other Purchaser’s Documents to which it is a party or the consummation of the transactions contemplated herein and therein, except for such consents, the failure of which to obtain would not interfere with the ability of Purchaser to perform its obligations under this Agreement and the other Purchaser’s Documents to which it will be a party, and except for filings under the HSR Act, if applicable.

5.2.4 Litigation. There is no claim pending or, to Purchaser’s Knowledge, threatened against Purchaser relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Purchaser to perform its obligations and agreements under this Agreement and the other Purchaser’s Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

5.2.5 Finders and Investment Brokers. Neither Purchaser nor any of its officers or agents has any Liability to pay any fees or commissions to any Person with respect to the transactions contemplated by this Agreement.

5.2.6 Financial Capability. As of the Closing Date, Purchaser will have sufficient funds available to pay the Purchase Price, as adjusted pursuant to Section 3.1.2 hereof, on the terms and conditions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in Seller’s Due Diligence Materials, Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets or the Business which is not generally known to the public shall be kept confidential and the Parties agree that they shall not disclose such information to any person or entity, other than to their respective counsel, shareholders, directors, lenders, advisors, consultants or employees or otherwise as required by Applicable Law or already in the public domain. Nothing herein shall restrict or limit Seller from communicating with tenants or other parties in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or Purchaser from contacting Seller’s company officials, property engineers and architects, and other third party consultants assisting Purchaser in its investigation of the Real Property, subject to Section 6.1.3 hereof.

6.1.2 Public Announcements. No Party shall have the right to make a public announcement or disclosure regarding the transactions described in this Agreement without the prior approval of the other Party. Seller and Purchaser shall approve the timing, form and substance of any such public announcement or disclosure, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement or disclosure under Applicable Law, in which case no such approval by the other Party shall be required.

6.1.3 Communication with Governmental Authorities. Seller shall use good faith efforts to allow Purchaser and its representatives and consultants to have the right to review building department, health department and other local Governmental Authority records with respect to the Real Property and the operation of the Business and request written or verbal confirmation of zoning and any other compliance by the Real Property or the Business with any Applicable Laws.

6.2 Securities Purchase Agreement. Seller agrees to perform its obligations under, and consummate the transactions contemplated by, the Securities Purchase Agreement on the terms and the conditions set forth in the Securities Purchase Agreement. Seller agrees to use reasonable best efforts to cause the Securities Sellers to perform all of their respective obligations under the Securities Purchase Agreement, including, without limitation, those as to which Purchaser is a third-party beneficiary. Seller shall not, without in each instance obtaining the prior written consent of Purchaser: (i) amend, supplement, modify or terminate (whether unilaterally or by mutual consent), the Securities Purchase Agreement; (ii) waive or agree to a waiver of the compliance by Securities Sellers of any covenants of Securities Sellers under the Securities Purchase Agreement; or (iii) waive or agree to the wavier of any condition to the closing under the Securities Purchase Agreement. Purchaser acknowledges that it participated with Seller in the negotiation of the Securities Purchase Agreement and is familiar with all of the terms of the Securities Purchase Agreement. Except as otherwise set forth in this Agreement or as is necessary in the exercise of Purchaser’s rights under this Agreement, Purchaser shall take no action that would impede, interfere with, or prevent Seller from performing its obligations under the Securities Purchase Agreement. The Parties acknowledge and agree that notwithstanding the foregoing, Purchaser shall have no obligation to perform any of Seller’s obligations under the Securities Purchase Agreement and shall have no liability to Seller or

Securities Sellers as a result of Seller’s failure to perform any such obligations, unless a Purchaser’s Default was the cause of, or resulted in, the failure of Seller to perform its obligations under the Securities Purchase Agreement; provided, however, that in such event, Securities Sellers sole remedy against Purchaser shall be to enforce its rights under Section 13.18 of this Agreement.

6.3 Licenses and Permits. Seller shall, at Purchaser’s expense, use commercially reasonable efforts to obtain the transfer of all Licenses and Permits (to the extent transferable) which are required or desirable for the operation of the Business to Purchaser or to Operating Tenant, as directed by Purchaser. Seller shall, as promptly as possible after the execution of this Agreement, submit all necessary applications and other materials to the appropriate Governmental Authority and use commercially reasonable efforts to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and Purchaser shall reasonably cooperate with Seller to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser or Operating Tenant, as applicable. Notwithstanding the foregoing, unless prohibited by Applicable Law, Purchaser may elect to have Seller assign some or all of such Licenses and Permits to Operating Tenant in connection with its leasing of the Assets pursuant to the Operating Leases, in which event Seller shall use commercially reasonable efforts to transfer all such Licenses and Permits. Seller shall, at Purchaser’s sole cost and expense, use commercially reasonable efforts to transfer all Liquor Licenses necessary for the operation of the Business to the Operating Tenant as of Closing pursuant to the terms and provisions of Section 6.8 hereof. Purchaser shall cooperate with Seller as reasonably requested by Seller to obtain the transfer of all such Licenses, Permits and Liquor Licenses.

6.4 Notices and Filings. The Parties shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any deminimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Real Property, the Business or the other Assets.

6.5 Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtain all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effect all registrations and filings required under this Agreement or Applicable Law. After the Closing, the Parties shall use commercially reasonable efforts (at no cost or expense to such Party, other than any deminimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement as may be necessary.

6.6 Exclusivity. Seller covenants and agrees to refrain, and to use commercially reasonable efforts to cause Owners to refrain, during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale or refinancing of the Assets or any portion thereof or an interest therein, and will deal exclusively with Purchaser in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

6.7 WARN. Seller will take, or will cause the Owners to take, all actions necessary to ensure compliance with the WARN Act and shall indemnify, save, pay, defend and hold harmless Purchaser from and against any and all liability relating to a failure to take any action or to provide any notice required under the WARN Act or any applicable state law.

6.8 Liquor Licenses. Seller shall use commercially reasonable efforts to either transfer all liquor licenses necessary for the operation of the Business in accordance with current operating standards (the “Liquor Licenses”) to the Operating Tenant, or apply for and obtain new Liquor Licenses necessary for the operation for the Business in the name of Operating Tenant as of Closing, in either event as promptly as practicable after Closing.

6.9 Replacement Guaranty. Purchaser agrees at Closing, to assume and/or replace the Real Property Guarantees, provided the same shall be in the form attached as Exhibit J to the Securities Purchase Agreement or in another form which shall not impose upon Purchaser (or any other guarantor thereunder) obligations materially different than those currently imposed by the Real Property Guarantees. (the “Replacement Guaranty”).

6.10 Six Flags Limited Rent Guaranty. Six Flags Guarantor, by its execution of the joinder and consent attached to this Agreement, does hereby agree to execute and deliver at Closing to Operating Landlords, a Limited Rent Guaranty in the form attached hereto as Exhibit R (the “Six Flags Limited Rent Guaranty”)

6.11 PARC Limited Rent Guaranty. PARC Guarantors, by their execution of the joinder and consent attached to this Agreement, do hereby agree to execute and deliver at Closing to Operating Landlords, a Limited Rent Guaranty in the form attached hereto as Exhibit S (the “PARC Limited Rent Guaranty”).

6.12 Joinder by Owners. Sellers shall cause each Owner to execute a joinder and consent to this Agreement (the “Owners Joinders and Consents”), which Owners Joinders and Consents shall expressly survive Closing hereunder and shall provide that each Owner acknowledges and agrees to the terms and provisions of this Agreement and to the performance by each Owner of any and all obligations to be performed on its respective part hereunder.

6.13 Future Acquired Intellectual Property. All Intellectual Property acquired after the Closing Date with respect to the Assets or the Business shall be the sole property of Purchaser (the “Future Acquired Intellectual Property”), and Purchaser shall provide Operating Tenants with an-exclusive license to use all such Future Acquired Intellectual Property as part of the Owned Intellectual Property License Agreement or another license agreement substantially in the same form as the Owned Intellectual Property License Agreement.

ARTICLE VII

CLOSING CONDITIONS

7.1 Purchaser’s Closing Conditions. Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (collectively, the “Purchaser’s Closing Conditions”):

7.1.1 Seller’s Deliveries. All of Seller’s Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to Purchaser at Closing.

7.1.2 Representations and Warranties of Seller. Each of the representations and warranties of Seller set forth in Section 5.1.1 and Section 5.1.2 hereof shall have been true and correct in all respects when made and shall be true and correct in all respects as of Closing (except to the extent such representations and warranties address matters as of a particular date, in which case such representations and warranties shall be true only as of such date). Each of the other representations and warranties of Seller under this Agreement shall have been true and correct (disregarding all qualifications as to materiality and Material Adverse Effect) when made and shall be true and correct (disregarding all qualifications as to materiality and Material Adverse Effect) as of the Closing, as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, in which case such representations and warranties shall be true only as of such date), except for breaches of representations and warranties that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.1.3 Covenants and Obligations of Seller. All covenants and obligations of Seller, Six Flags Guarantor (with respect to Section 6.10 hereof) and PARC Guarantors (with respect to Section 6.11 hereof) under this Agreement shall have been performed in all material respects.

7.1.4 Adverse Proceedings. Subject to Purchaser’s compliance with Section 6.5 hereof, a court of competent jurisdiction or other Governmental Authority shall not have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree or ruling or other action shall have become final and nonappealable and which order, decree or ruling or action Purchaser shall have used its reasonable best efforts to reverse.

7.1.5 Operating Leases. The Operating Leases shall be fully executed by Operating Tenant and shall have been delivered to Purchaser, or deposited with Escrow Agent, to be delivered to Purchaser at Closing. The Operating Leases shall be in the form attached hereto as Exhibit F, with respect to the Elitch Gardens Assets and in substantially the same form thereof for each of the other Assets subject to the terms set forth on Schedule 7.1.5 hereof.

7.1.6 Personal Property Leases. The Personal Property Leases shall be fully executed by Operating Tenant and shall have been delivered to Purchaser, or deposited with Escrow Agent, to be delivered to Purchaser at Closing. Each Personal Property Lease shall be in substantially the same form as its corresponding Operating Lease modified accordingly to take into effect the nature of the leased property.

7.1.7 Pooling Agreement. The Pooling Agreement shall be fully executed by Operating Tenant in the form attached hereto as Exhibit B and shall have been delivered to Purchaser, or deposited with Escrow Agent, to be delivered to Purchaser at Closing.

7.1.8 Required Third-Party Consents. Purchaser shall have received copies of all Required Third-Party Consents.

7.1.9 Transition Services Agreement. A fully executed copy of the Transition Services Agreement shall have been delivered to Purchaser, or deposited with Escrow Agent, to be delivered to Purchaser at Closing.

7.1.10 Collateral Assignment of Transition Services Agreement. Seller shall collaterally assign to Purchaser the Transition Services Agreement pursuant to a Collateral Assignment of Transition Services Agreement in the form attached hereto as Exhibit G (the “Collateral Assignment of Transition Services Agreement”), and the same shall have been executed by Seller and delivered to Purchaser, or deposited with Escrow Agent, to be delivered to Purchaser at Closing.

7.1.11 Collateral Assignment of Sellers’ Systems License. Seller shall collaterally assign to Purchaser the Seller’s Systems License pursuant to a Collateral Assignment of Seller’s Systems License in the form attached hereto as Exhibit T (the “Collateral Assignment of Seller’s Systems License”), and the same shall have been executed by Seller and delivered to Purchaser, or deposited with Escrow Agent, to be delivered to Purchaser at Closing.

7.1.12 Securities Purchase Agreement. The transactions contemplated by the Securities Purchase Agreement shall have been consummated and closed.

7.1.13 Replacement Guaranty. The Replacement Guaranty shall be in the form attached as Exhibit J to the Securities Purchase Agreement or in another form which shall not impose upon Purchaser (or any other guarantor thereunder) obligations materially different than those currently imposed by the Real Property Guarantees.

7.2 Seller’s Closing Conditions. Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (collectively, the “Seller’s Closing Conditions”):

7.2.1 Receipt of the Purchase Price. Purchaser shall have paid the Purchase Price in the manner provided in Section 3.3 hereof (as adjusted as provided in Section 3.1.1).

7.2.2 Purchaser’s Deliveries. All of Purchaser’s Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to Seller at Closing.

7.2.3 Representations and Warranties. Each of the representations and warranties of Purchaser set forth in Section 5.2.1 and Section 5.2.2 hereof shall have been true and correct in all respects when made and shall be true and correct in all respects as of Closing (except to the extent such representations and warranties address matters as of a particular date, in which case such representations and warranties shall be true only as of such date). Each of the other representations and warranties of Purchaser under this Agreement shall have been true and correct (disregarding all qualifications as to materiality and Material Adverse Effect) when made and shall be true and correct (disregarding all qualifications as to materiality and Material Adverse Effect) as of the Closing, as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, in which case such representations and warranties shall be true only as of such date), except for breaches of representations and warranties that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2.4 Covenants and Obligations. All covenants and obligations of Purchaser under this Agreement shall have been performed in all material respects.

7.2.5 Adverse Proceedings. Subject to Seller’s compliance with Section 6.5 hereof, a court of competent jurisdiction or other Governmental Authority shall not have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree or ruling or other action shall have become final and nonappealable and which order, decree or ruling or action Seller shall have used its reasonable best efforts to reverse.

7.2.6 Securities Purchase Agreement. The transactions contemplated by the Securities Purchase Agreement shall have been consummated and closed.

7.2.7 Operating Leases. The Operating Leases shall be fully executed by Purchaser or its applicable Affiliates and shall have been delivered to Seller, or deposited with Escrow Agent, to be delivered to Seller at Closing. The Operating Leases shall be in the form attached hereto as Exhibit F, with respect to the Elitch Gardens Assets and in substantially the same form thereof for each of the other Assets subject to the terms set forth on Schedule 7.1.6 hereof.

7.2.8 Personal Property Leases. The Personal Property Leases shall be fully executed by Purchaser or its applicable Affiliates and shall have been delivered to Seller, or deposited with Escrow Agent, to be delivered to Seller at Closing. Each Personal Property Lease shall be in substantially the same form as its corresponding Operating Lease modified accordingly to take into effect the nature of the leased property.

7.2.9 Pooling Agreement. The Pooling Agreement Leases shall be fully executed by Purchaser or its applicable Affiliates, each in the form attached hereto as Exhibit B, and shall have been delivered to Seller, or deposited with Escrow Agent, to be delivered to Seller at Closing.

7.2.10 Replacement Guaranty. The Replacement Guaranty shall be in the form attached as Exhibit J to the Securities Purchase Agreement or in another form which shall not impose upon Purchaser (or any other guarantor thereunder) obligations materially different than those currently imposed by the Real Property Guarantees.

ARTICLE VIII

CLOSING

8.1 Closing Date. The closing of the transactions described in this Agreement (the “Closing”) shall occur on the Closing Date; or such other date and time as is mutually agreed upon by Purchaser, Seller and Securities Sellers, it being understood and agreed that the transactions contemplated by this Agreement are to be closed simultaneously with the closing of the transaction contemplated under the Securities Purchase Agreement. Nothwithstanding the foregoing to the contrary, in the event the Closing Date shall fall on any day within a Purchaser’s designated Black-Out Period then the Closing Date shall be extended for up to three (3) Business Days following the expiration of such Black Out Period and Seller agrees to cause Securities Sellers to extend the Closing Date under the Securities Purchase Agreement to coincide with the Closing of the transactions contemplated by this Agreement.

8.2 Closing Escrow. The Closing shall take place by means of a Title Company escrow (the “Closing Escrow”), in which case at or prior to the Closing (i) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted as provided in Section 3.1.1 hereof) and the Deposit shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be).

8.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Escrow Agent all of the following documents, each of which shall have been duly executed by Seller (or such other party as specifically set forth therein) and acknowledged (if required), and other items, set forth in this Section 8.3 (collectively, the “Seller’s Closing Deliveries”):

8.3.1 Closing Certificate. A closing certificate substantially in the form of Exhibit D attached hereto.

8.3.2 Deeds. Special Warranty Deeds in the form of Exhibit H attached hereto but with such modifications necessary to conform to the forms of special warranty deeds required by each jurisdiction where each applicable Real Property is located, conveying the applicable Real Property to Purchaser, subject only to the Permitted Closing Date Liens.

8.3.3 Bills of Sale. A Special Warranty Bill of Sale in the form of Exhibit I attached hereto, transferring the Personal Property and Consumables to Purchaser on the terms set forth therein; provided, however, Purchaser, in Purchaser’s sole discretion, shall have the right to direct Seller to transfer the Consumables directly to the Operating Tenant at Closing.

8.3.4 Assignment and Assumption of Intangible Assets. An Assignment and Assumption of Intangible Assets in the form of Exhibit J attached hereto, assigning without representation or warranty the Intangible Assets to Purchaser or Operating Tenant, as directed by Purchaser.

8.3.5 Assignment and Assumption of Contracts. An Assignment and Assumption of Contracts in the form of Exhibit K attached hereto, assigning the Contracts to Purchaser or Operating Tenants, as directed by Purchaser.

8.3.6 Assignment and Assumption of Ground Leases. With respect to the Enchanted Village Ground Lease and the Waterworld Ground Lease, an Assignment and Assumption of Ground Lease in the form of Exhibit L attached hereto.

8.3.7 Intellectual Property. An Assignment and Assumption of Owned Intellectual Property in the form of Exhibit M attached hereto (the “Assignment and Assumption of Owned Intellectual Property”) assigning to Purchaser all ownership and other interests of Owners in and to all Owned Intellectual Property; an Intellectual Property License Agreement (Owned Intellectual Property), in the form of Exhibit N attached hereto (the “Owned Intellectual Property License Agreement”); an Assignment and Assumption of Licensed Intellectual Property substantially in the form of Exhibit O attached hereto (the “Assignment and Assumption of Licensed Intellectual Property”) assigning to Purchaser all ownership, license and other interests of Owners in and to all Licensed Intellectual Property; and an Intellectual Property Sublicense Agreement (Licensed Intellectual Property), substantially in the form of Exhibit P attached hereto (the “Licensed Intellectual Property Sublicense Agreement”).

8.3.8 PARC Limited Rent Guaranty. The fully-executed PARC Limited Rent Guaranty.

8.3.9 Six Flags Limited Rent Guaranty. The fully-executed Six Flags Limited Rent Guaranty.

8.3.10 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policies.

8.3.11 FIRPTA Certificates. An affidavit from Seller and each Owner with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder) and any similar state tax requirements.

8.3.12 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.3.13 Authority Documents/Good Standing. Corporate resolutions evidencing approval of the transactions contemplated by this Agreement; an incumbency certificate evidencing the capacity and authority of any corporate officer signing on behalf of Seller and any applicable Affiliate thereof; and good standing certificates in the jurisdiction of formation and each jurisdiction in which Seller and each Owner shall be qualified to do business pursuant to Applicable Law.

8.3.14 Property Related Deliveries. Promptly after the Closing Date, to the extent the foregoing have not heretofore been delivered to Purchaser and to the extent in Seller’s, Owners’ or an Affiliate’s possession, Seller shall cause to be delivered to Purchaser all of the following that Seller has received from Securities Sellers: (i) any Plans and Specifications for the Improvements; (ii) all unexpired Warranties which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements, to the extent available and in Seller’s possession or control; (iii) originals, or copies if originals are not available, of all Contracts that will remain in effect after the Closing; (iv) all certificates of occupancy, Licenses and Permits for the Real Property; (v) all Books and Records relating to the operation of the Business, whether kept in paper or electronic form; (vi) certificates of title to any and all vehicles, which title shall show the transfer from Seller to Purchaser; and (vii) all other materials necessary for the continuity of Business, together with all files, advertising and promotional information and materials.

8.3.15 Operating Leases. Fully-executed counterparts of the Operating Leases.

8.3.16 Personal Property Leases. Fully-executed counterparts of the Personal Property Leases.

8.3.17 Pooling Agreement. Fully-executed counterparts of the Pooling Agreement.

8.3.18 Collateral Assignment of Transition Services Agreement. Fully executed Collateral Assignment of Transition Services Agreement.

8.3.19 Liens to be Released. Copies of the evidence Securities Sellers are obligated to deliver under Section 7.2(b)(iv) of the Securities Purchase Agreement.

8.3.20 Owners Joinders and Consents. Fully executed Owners Joinders and Consents.

8.4 Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (collectively, the “Purchaser’s Closing Deliveries”), as follows:

8.4.1 Purchase Price. The Purchase Price (as adjusted pursuant to Section 3.1.1 and Section 9.2 hereof) to be paid by Purchaser.

8.4.2 Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Purchase Price to Seller.

8.4.3 Closing Certificate. A closing certificate in the form of Exhibit E attached hereto.

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by Seller under Section 8.3 hereof which require execution by Purchaser.

8.4.5 Authority Documents. Corporate resolutions evidencing approval of the transactions contemplated by this Agreement; an incumbency certificate evidencing the capacity and authority of any corporate officer signing on behalf of Purchaser and any applicable Affiliate thereof; and good standing certificates in the jurisdiction of formation and each jurisdiction in which Purchaser and each applicable Affiliate shall be qualified to do business pursuant to Applicable Law.

8.4.6 Assignment and Assumption of Intangible Assets. An Assignment and Assumption of Intangible Assets in the form attached hereto as Exhibit J.

8.4.7 Assignment and Assumption of Contracts. An Assignment and Assumption of Contracts in the form attached hereto as Exhibit K.

8.4.8 Assignment and Assumption of Ground Leases. With respect to the Enchanted Village Ground Lease and the Waterworld Ground Lease, copies of the Assignment and Assumption of Ground Lease in the form of Exhibit L attached hereto.

8.4.9 Intellectual Property. The Assignment and Assumption of Owned Intellectual Property, the Owned Intellectual Property Licensed Agreement, the Assignment and Assumption of Licensed Intellectual Property and the Licensed Intellectual Property Sublicense Agreement.

8.4.10 Operating Leases. Fully-executed counterparts of the Operating Leases.

8.4.11 Personal Property Leases. Fully-executed counterparts of the Personal Property Leases.

8.4.12 Pooling Agreement. Fully-executed counterparts of the Pooling Agreement.

8.4.13 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Purchaser to issue the Title Policies.

8.4.14 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.5 Possession. Seller shall deliver possession of the Assets to Purchaser, subject only to the Permitted Closing Date Liens, upon completion of the Closing.

ARTICLE IX

PRO-RATIONS AND EXPENSES

9.1 Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Real Property as may be necessary to make the adjustments and Pro-rations to the Purchase Price as set forth in Sections 9.2 and 9.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Pro-rations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reported after the Closing as expressly set forth in Section 9.2.

9.2 Pro-rations. As it relates to the transactions contemplated by this Agreement, Seller and Purchaser shall make appropriate adjustments, apportionments and prorations (“Pro-rations”) as of midnight on the day immediately prior to the Closing Date in the same manner and to the same extent as provided in Section 4.10 of the Securities Purchase Agreement.

9.3 Cash and Utility Deposits. All cash on hand, escrow and reserve accounts of Seller, utility or other deposits made by Seller (other than tenant security deposits and other deposits), accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of Seller. Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property through and including the day preceding the Closing Date in its capacity as Seller hereunder, and Operating Lessee shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property from and including the Closing Date in its capacity as the tenant under the Operating Leases.

9.4 Employees. If applicable, Seller will comply with the notice requirements under the WARN Act, COBRA, or any similar federal, state or local legislation with respect to any employees terminated by Seller in connection with this transaction. It is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of Seller attributable to any time period up to, upon and after the Closing.

9.5 Reconciliation and Final Payment. The terms and provisions of this Article IX shall survive Closing. The amount of the pro-rations shall initially be performed by Seller at Closing, but will be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not readily available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing.

9.6 Purchaser Acquisition Costs. In addition to the Purchase Price (as adjusted as provided in Section 3.1.1 hereof), Purchaser shall pay for the following items in connection with this transaction (collectively, the “Purchaser Acquisition Costs”): (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses of Purchaser’s attorneys, accountants and consultants; (iii) the fees and expenses incurred by Purchaser in connection with the preparation and issuance of the Title Policies; (iv) the fees and expenses for any updates to the environmental reports with respect to the Real Property and Surveys; (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vi) all of the fees and expenses for the Escrow Agent; (vii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets and (viii) the transfer of all Licenses Permits and Liquor Licenses contemplated in Section 6.3 hereof.

9.7 Seller’s Transaction Costs. The following Seller related transaction costs in connection with this transaction shall be deemed and referred to as “Seller’s Transaction Costs”: the fees and expenses of Seller’s attorneys, accountants, and consultants (other than any broker fees, including without limitation those payable to V3 Capital Strategies, LLC, which shall be paid by Seller) and any and all title insurance fees and expenses for any leasehold owner’s policies with respect to Operating Tenant’s leasehold interest under the Operating Leases. Purchaser agrees to pay for that portion of the Seller’s Transaction Costs which when added to the total Purchaser’s Acquisition Costs do not exceed $2,340,000 (the “Purchaser Paid Seller’s Transaction Costs”). Any Seller’s Transaction Costs, which when added to the Purchaser’s Acquisition Costs exceeds $2,340,000, shall be paid by Seller.

9.8 Purchaser’s Acquisition Costs and Purchaser Paid Seller’s Transaction Costs/Lease Basis. Purchaser and Seller acknowledge and agree that the sum of the Purchaser’s Acquisitions Costs and Purchaser Paid Seller’s Transaction Costs shall not exceed $2,340,000 and shall be used to determine a portion of “Landlord’s Original Investment” under, and defined in, the Leases. The same shall be subject to adjustment after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not readily available at the Closing. Each of Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing.

ARTICLE X

DEFAULT AND REMEDIES

10.1 Seller’s Default. If, at or any time prior to Closing, there shall have been a breach or default by Seller of any representation, warranty, covenant or obligation under this Agreement which breach or default (A) would give rise to the failure of a condition to the Closing hereunder, (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to the first to occur of 5:00 p.m. on the date that is twenty (20) days following receipt by the Seller and Securities Sellers of written notice of such breach or 5:00 p.m. on the date immediately preceding the Termination Date, as defined in the Securities Purchase Agreement, and (C) is not caused by a Purchaser’s Default (each, a “Seller’s Default”) and no Purchaser’s Default has occurred that remains uncured, then Purchaser may elect any one or more of the following remedies: (i) terminate this Agreement by providing written notice to Seller and Securities Sellers, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement (except those which expressly survive such termination), (ii) proceed to Closing without any reduction in or setoff against the Purchase Price (except with respect to monetary liens), (iii) obtain a court order for specific performance, or (iv) in the event specific performance is not an available remedy, Purchaser shall have, in addition to the return of the Deposit, the right to pursue an action for damages.

10.2 Purchaser’s Default. If at any time prior to Closing, there shall have been a breach or default by Purchaser of any representation, warranty, covenant or obligation under this Agreement which breach or default (A) would give rise to the failure of a condition to the Closing hereunder, (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to the first to occur of 5:00 p.m. on the date that is twenty (20) days following receipt by the Purchaser and Securities Sellers of written notice of such breach or 5:00 p.m. on the date immediately preceding the Termination Date, as defined in the Securities Purchase Agreement, and (C) is not caused by a Seller’s Default (a “Purchaser’s Default”), and no Seller’s Default has occurred which remains uncured, then Seller may elect, subject to the written consent of Securities Sellers, to (i) terminate this Agreement by providing written notice to Purchaser and Securities Sellers, in which case the Deposit actually paid by Purchaser shall be disbursed to Securities Sellers in accordance with and subject to Section 3.2.3 and Section 13.18, and the Parties shall have no further rights or obligations under this Agreement (except as provided herein), (ii) proceed to Closing without any adjustment in Purchase Price (except as contemplated in Section 3.1.1), (iii) provide written notice to Purchaser, Securities Sellers and Escrow Agent in accordance with and subject to the provisions of Section 3.2.3 and Section 13.18 hereof, in which case, subject to the provisions of the foregoing referenced Sections, the Deposit shall be disbursed to Securities Sellers, and obtain a court order for specific performance; or (iv) in the event specific performance is not an available remedy, Seller shall have the right to the Deposit. For the avoidance of doubt, the right of Securities Sellers pursuant to their rights under Section 13.18 to seek specific performance of Purchaser’s obligations hereunder shall be in addition to Securities Sellers’ right to receive the Deposit pursuant to Section 3.2.3 hereof; provided, however, that if Securities Sellers are granted specific performance, then the Deposit shall be applied toward the Purchase Price otherwise due and payable from Purchaser.

10.3 No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this Article X or Article XII for punitive or other consequential damages.

10.4 Enforcement of Specific Performance. Subject to Section 13.18, each Party agrees to pursue its right to seek specific performance within sixty (60) days of the date of any Seller’s Default or Purchaser’s Default, as applicable.

ARTICLE XI

RISK OF LOSS

11.1 Casualty. If, at any time after the date of this Agreement and prior to Closing there occurs a Casualty, Seller shall give Purchaser written notice of such Casualty promptly following its receipt of notice of the same from Securities Sellers. If despite such Casualty, the transactions contemplated under the Securities Purchase Agreement close pursuant to the terms thereof, (i) the Purchase Price shall be reduced by an amount equal to the applicable insurance deductible plus any insurance proceeds paid by the insurer of the Assets to the Securities Sellers, Seller, the Owners or their resepective lenders prior to Closing, (ii) Securities Sellers, Seller and Owners shall transfer and assign, or caused to be transferred and assigned, to Purchaser all of their respective right, title and interest in and to all proceeds from all insurance policies maintained by Securities Sellers or the Owners with respect to such Casualty, and (iii) Seller’s shall not, and shall use commercially reasonable efforts not to permit Securities Sellers or Owners to (including, without limitation, enforcing their rights under the Securities Purchase Agreement), settle, compromise or accept payment of any insurance proceeds without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

11.2 Condemnation. If, at any time after the date of this Agreement and prior to Closing, any Governmental Authority commences any Condemnation, Seller shall give Purchaser written notice of such Condemnation promptly following receipt of notice of the same from Securities Sellers. If despite such Condemnation, the transactions contemplated under the Securities Purchase Agreement close pursuant to the terms thereof, (i) the Purchase Price shall be reduced by an amount of any proceeds and awards paid to the Securities Sellers, Seller or Owners from such Condemnation prior to the Closing, (ii) Securities Sellers, Seller and Owners shall transfer and assign, or caused to be transferred and assigned, to Purchaser all of their respective right, title and interest in and to all proceeds and awards not yet paid from such Condemnation, and (iii) Seller’s shall not, and shall use commercially reasonable efforts not to permit Securities Sellers or Owners to (including, without limitation, enforcing their rights under the Securities Purchase Agreement), settle, compromise or accept payment of any proceeds or awards with respect thereto without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed and Purchaser shall be permitted to participate in any proceedings related thereto.

ARTICLE XII

SURVIVAL, INDEMNIFICATION AND RELEASE

12.1 Survival. Each Party’s respective obligations in respect of the representations and warranties set forth in Article V hereof are updated as of the Closing in accordance with the terms of this Agreement, and shall survive Closing for a period of twenty-four (24) months (the “Survival Period”). Each Party shall have no liability to the other Party for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by the non-breaching Party to the other Party prior to the expiration of the Survival Period and an action shall have been commenced by the non-breaching Party against the other Party within six (6) months of the expiration of such Survival Period (the “Action Period”).

12.2 Indemnification by Seller. Subject to the limitations set forth in this Article XII and any other express provision of this Agreement, following the Closing, Seller shall indemnify and hold harmless Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Seller in this Agreement and/or (ii) any breach by Seller of any of its covenants or obligations under this Agreement which expressly survive Closing. No claim for any of the foregoing shall be actionable or payable if the item in question results from or is based on a condition, state of facts or other matter which was actually known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for any Indemnification Claim unless written notice containing a description of the specific nature of such Indemnification Claim shall have been given by Purchaser to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Purchaser against Seller within the Action Period, in which event the full amount of such valid Indemnification Claims shall be actionable. Purchaser agrees to first seek recovery under any insurance policies and service contracts prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s Indemnification Claim is satisfied from such insurance policies or service contracts.

12.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article XII, following Closing, Purchaser shall indemnify and hold harmless Seller’s Indemnitees from and against any Indemnification Loss incurred by any Seller’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Purchaser in this Agreement, and/or (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive Closing. No claim for any of the foregoing shall be actionable or payable if the item in question results from or is based on a condition, state of facts or other matter which was actually known to Seller prior to Closing. Purchaser shall have no liability to Seller for any Indemnification Claim unless written notice containing a description of the specific nature of such Indemnification Claim shall have been given by Seller to Purchaser prior to the expiration of the Survival Period and an action shall have been commenced by Seller against Purchaser within the Action Period, in which event the full amount of such valid Indemnification Claims shall be actionable. Seller agrees to first seek recovery under any insurance policies and service contracts prior to seeking recovery from Purchaser, and Purchaser shall not be liable to Seller if Seller’s Indemnification Claim is satisfied from such insurance policies or service contracts.

12.4 Indemnification Procedure; Notice of Indemnification Claim.

12.4.1 If any of Seller’s Indemnitees or Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee until such Indemnitee provides written Notice to such Indemnitor after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

12.4.2 Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice satisfactory to the Indemnitee so long as (i) the Indemnitor notifies the Indemnitee in writing within fifteen (15) days after the Indemnitee has given Notice of the Third-Party Claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the

Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (v) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently.

12.4.3 So long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 12.4.2 above, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor, and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee.

12.4.4 In the event any of the conditions in Section 12.4.2 is or becomes unsatisfied, however, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (ii) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnitor will remain responsible for any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article XII.

12.5 Exclusive Remedy for Indemnification Loss; Interpretation. If Closing occurs, except for claims based on fraud, the indemnification provisions in this Article XII shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement. The Parties shall take into account the time cost of money (using the prime rate as reported from time to time in The Wall Street Journal as the discount rate) in determining Indemnification Loss for purposes of this Article XII. All indemnification payments under this Article XII shall be deemed adjustments to the Purchase Price.

12.6 Securities Purchase Agreement. Pursuant to Section 8.10 of the Securities Purchase Agreement, a Buyer Indemnified Party (as defined in the Securities Purchase Agreement), has the right to assign one or more of its indemnification rights under Article VIII of the Securities Purchase Agreement to Buyer, in which event Buyer shall have the indemnification rights and obligations under such Article VIII associated therewith. Accordingly, Seller does hereby assign to Purchaser all indemnification rights and obligations of a Buyer Indemnified Party under Article VIII of the Securities Purchase Agreement that relate to a Loss (as defined in the Securities Purchase Agreement) that is actually suffered by Purchaser. This provision shall expressly survive termination of this Agreement and Closing of the transaction hereunder and shall not be subject to the Survival Period.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Notices.

13.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile or electronic transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to Seller:

PARC 7F-Operations Corporation

910 Philips Street

Jacksonville, Florida 32207

Attention: Randal H. Drew

Fax: (904) 398-1005

Email: rhdrew@v3capital.com

With a copy to:

Smith Hulsey & Busey

225 Water Street, Suite 1800

Jacksonville, Florida 32202

Attention: M. Richard Lewis, Jr., Esq.

Fax: (904) 359-7712

Email: rlewis@smithhulsey.com

If to Purchaser:

CNL Income Properties, Inc.

CNL Center at City Commons, 12th Floor

450 S. Orange Avenue

Orlando, Florida 32801

Attention: Tammie A. Quinlan, Chief Financial Officer, and

Amy Sinelli, Vice President and Corporate Counsel

Fax: (407) 540-2544

Phone: (407) 650-1000

Email: tquinlan@cnl.com; asinelli@cnl.com

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32801

Attn: William T. Dymond, Esq.

Fax: (407) 843-4444

Phone: (407) 843-4600

Email: william.dymond@lowndes-law.com

A copy of all Notices hereunder shall further be provided to:

Six Flags Theme Parks, Inc.

1540 Broadway, 15th Floor

New York, New York 10036

Attn: James M. Coughlin, Esq.

Fax: (212) 354-3089

Email: jcoughlin@sftp.com

And,

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attn: Dennis J. Block, Esq.

Fax: (212) 504-5557

Email: dennis.block@cwt.com

13.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 13.1.1 hereof) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (a) such recipient Party refuses delivery of such Notice, or (b) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 13.1.3.

13.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 13.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 13.1.

13.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

13.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3 Assignment. Neither Seller nor Purchaser shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party and Securities Sellers which consent may be withheld in the other Party’s or Securities Sellers’ sole discretion; provided, however, that (i) Purchaser shall have the right to designate one or more wholly-owned Affiliate or Affiliates to receive title or may assign this Agreement (provided any such assignment does not release Purchaser from liability hereunder), wholly or partially, to any Affiliate or Affiliates of Purchaser and (ii) Seller shall have the right to designate one or more Affiliates of Seller to be the Operating Tenants; provided any such assignment shall be effective as of the Closing Date. For the purposes of this Section 13.3, the sale of a Controlling interest in any Party (or any Person with Control of any Party) shall constitute an assignment of this Agreement.

13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

13.5 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement, (iii) the individuals referred to in Section 13.12 hereof ,and (iv) the Securities Sellers pursuant to Section 13.18 hereof.

13.6 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

13.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

13.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

13.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

13.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

13.8 Governing Law. This Agreement shall be governed by the laws of the state of New York. The Parties submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in New York City, New York, and any appellate court to which an appeal from any such state or Federal court may be taken, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such state court or, to the extent permitted by law, in such Federal court. The Parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any New York state or Federal court located in New York City, New York and the defense that such court is an inconvenient forum for the maintenance of such claim.

13.9 Waiver of Trial by Jury. Each Party hereby waive its right to a trial by jury in any litigation or other court proceeding with respect to any matter arising from or in connection with this agreement.

13.10 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis. Notwithstanding anything in this Section 13.10 to the contrary , with respect to any litigation or other court action, arbitration or similar adjudicatory proceeding commenced by or against Securities Sellers pursuant to any third-party beneficiary rights the Securities Sellers may have under this Agreement, each party to any such litigation, other court action, arbitration or similar adjudicatory proceeding shall bear its own fees, costs or expenses incurred in connection therewith.

13.11 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

13.12 Liability of Interest-Holders in Purchaser and its Affiliates. The Parties agree and acknowledge that no individuals who are members, partners, shareholders or other holders of beneficial interests of either Party or its Affiliates or any officers, directors, attorneys, agents thereof, shall be personally liable for any obligation or responsibility of a Party hereunder by virtue of being a member, partner, shareholder or holder of any beneficial interest of such Party or any of its Affiliates or being an officer, director, attorney or agent thereof.

13.13 Entire Agreement. This Agreement and the agreements to be executed and delivered in connection herewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the date of this Agreement with respect to the transactions described in this Agreement.

13.14 Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties and consented to by Securities Sellers, provided, however, either Seller or Purchaser may, in writing, (i) waive any inaccuracies and representations by the other contained in this Agreement, (ii) waive compliance by the other with any of the covenants contained in this Agreement, and (iii) waive the satisfaction of any condition that is precedent or subsequent to the performance by the party so waiving of any of its obligations under this Agreement.

13.15 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

13.16 Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Purchaser and Seller (and each employee, representative, or other agent of Purchaser and Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Seller relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Purchaser and Seller to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

13.17 Purchaser as Third-Party Beneficiary under Securities Purchase Agreement. Purchaser and Seller acknowledge that Purchaser is an intended third-party beneficiary of any rights of Seller arising out of the breach of any term or provision of the Securities Purchase Agreement by Securities Sellers prior to the Closing thereunder and Purchaser shall be entitled to enforce the provisions of the Securities Purchase Agreement against the Securities Sellers.

13.18 Securities Sellers as Third-Party Beneficiary under this Agreement. Purchaser and Seller acknowledge and agree that Securities Sellers are an intended third-party beneficiary of this Agreement and shall be entitled to enforce the rights of (i) Seller pursuant to Section 10.2 hereof with respect to a Purchaser’s Default, and (ii) Purchaser pursuant to Section 10.1 hereof with respect to a Seller’s Default; provided, however, that Securities Sellers shall only be entitled to seek specific performance against Seller in the event that Purchaser has not exercised its right to seek specific performance against Seller within fifteen (15) days following a Seller’s Default, provided, however, such date shall not be a date that is later than the date that is twenty (20) days following receipt by Seller of written notice of a breach by Seller pursuant to and in accordance with Section 10.1 hereof; provided, further, however, the same shall in no way impair the rights of Purchaser against Seller under this Agreement, including, without limitation, the right of Purchaser to independently enforce the provisions of this Agreement against Seller and to pursue any and all remedies available to Purchaser as a result of a Seller’s Default.

[Remainder of page intentionally left blank;

Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:	PARC 7F-OPERATIONS CORPORATION, a Florida corporation

	By:	/s/ Randal H. Drew
	Name: Title:	Randal H. Drew President

PURCHASER:	CNL INCOME PROPERTIES, INC., a Maryland corporation

	By:	/s/ Amy Sinelli
	Name: Title:	Amy Sinelli Vice President

ESCROW AGENT:	THE TALON GROUP, a division of First American Title Insurance Company

	By:	/s/ Keren Baki
	Name: Title:	Keren Baki Commercial Operations Manager

JOINDER AND CONSENT

Six Flags, Inc. does hereby join in the execution of this Agreement for the sole purpose of acknowledging, agreeing and consenting to the provisions of Section 6.10 of this Agreement and the performance of its obligations thereunder.

SIX FLAGS, INC., a Delaware corporation

By:	/s/ James M. Coughlin
Name: Title:	James M. Coughlin General Counsel

JOINDER AND CONSENT

PARC Operations, LLC., PARC Investors, LLC and PARC Management, LLC do hereby join in the execution of this Agreement for the sole purpose of acknowledging, agreeing and consenting to the provisions of Section 6.11 of this Agreement and the performance of their respective obligations thereunder.

PARC OPERATIONS, LLC, a Florida limited liability company

By:	/s/ Randal H. Drew
Name: Title:	Randal H. Drew President

PARC INVESTORS, LLC, a Florida limited liability company

By:	/s/ Randal H. Drew
Name: Title:	Randal H. Drew President

PARC MANAGEMENT, LLC, a Florida limited liability company

By:	/s/ Randal H. Drew
Name: Title:	Randal H. Drew President